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                                                                     EXHIBIT 99

MEDIA CONTACT:    Tina Farrington, 419-784-2549, rfcmkt@rurban.net
INVESTOR CONTACT: Sandra Stockhorst, 419-784-4023, rfcinv@rurban.net


                             RURBAN FINANCIAL CORP.
               REPORTS SOLID IMPROVEMENT IN FIRST QUARTER EARNINGS


DEFIANCE, Ohio, April 26, 2004/PRNewswire-FirstCall/ -- Rurban Financial Corp. (Nasdaq: RBNF News; "Rurban"), a leading provider of full-service banking, investment management, trust services and bank data processing, announced first quarter 2004 earnings of $612 thousand, an increase of 88% over fourth quarter 2003 earnings of $326 thousand. Earnings for the first quarter of 2003 were $5.3 million and included a pre-tax gain of $8.0 million resulting from the sale of certain branches last year. The branch sales were a component of an action plan designed to strengthen the Corporation's capital position, downsize the banking operation and re-build core earnings. Operating earnings, excluding the gain resulting from the branch sales, would have been nominal for the first quarter of 2003.


       -------------------------------------------------------------------------------------
       EARNINGS:                         March 2004         December 2003        March 2003
       -------------------------------------------------------------------------------------
                                               (dollars in thousands except per share data)
       -------------------------------------------------------------------------------------
       Diluted EPS                            $0.13                 $0.07             $1.17
       Net interest income                   $2,984                $2,887            $4,890
       Provision for loan losses               $150                  ($60)           $1,194
       Non-interest income                   $4,335                $3,669           $11,995
       Non-interest expense                  $6,289                $6,144            $7,669
       Net income                              $612                  $326            $5,300
       -------------------------------------------------------------------------------------


Kenneth A. Joyce, President and Chief Executive Officer of Rurban commented, "We are experiencing success in increasing the core earnings level of Rurban as evidenced by the improvements in all aspects of our operations including net interest income, fee income, and credit quality." Joyce continued, "Loan demand is growing in our markets as our commercial and agricultural customer base is beginning to gain confidence in the current economic environment."

Joyce added, "Once again, our net interest income improved, on a linked quarter basis, increasing by over $97 thousand from fourth quarter levels despite the continued reduction in total loans of almost $15 million. The increase in net interest income was primarily driven by improving loan quality and continued reductions in the cost of interest bearing liabilities."

Non-interest income increased by $666 thousand, or 18%, from fourth quarter levels principally as a result of continued improvements in service fees. Our data processing subsidiary, RDSI, grew non-interest income by $397 thousand which was coupled with another strong quarterly

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increase from our trust subsidiary, Reliance Financial Services, of almost $69 thousand. Rurban also benefited from investing in Bank Owned Life Insurance in late January of this year having a positive impact of $28 thousand per month. Additionally, Rurban realized a gain on the sale of securities of almost $61 thousand during the quarter. The gain was primarily the result of an aberration in the bond market that allowed Rurban to swap out of a current bond position at a slight gain and re-invest the proceeds of the sale in a similar bond with a similar maturity and improve earnings over the remaining life of the bond sold.

Non-interest expenses increased 2% from fourth quarter 2003 levels and totaled $6.3 million for the quarter. Despite the slight reduction in workforce, increases in salary and benefit expenses of 7% were principally the result of the reset of Social Security taxes which occurs in January of each year along with the impact of rising costs of employee benefit plans and the accrual of certain incentive based compensation plans. Incremental costs associated with outside data processing fees, for the quarter, were directly related to the post year-end customer processing associated with tax related information reporting requirements plus conversion fees associated with adding new technology products. The significant drop in professional fees was the result of lower legal costs associated with reduced loan resolution issues during the quarter.


       ----------------------------------------------------------------------------------------
       CREDIT QUALITY:                     March 2004         December 2003        March 2003
       ----------------------------------------------------------------------------------------
                                                            (dollars in thousands)
       ----------------------------------------------------------------------------------------
       Net charge-offs                         $2,086                $1,015            $5,164
       Net charge-offs/avg loans                 0.76%                 0.34%             0.97%
       Allowance for loan loss                 $8,245               $10,181           $13,491
       Allowance for loan loss/loans             3.06%                 3.58%             3.68%
       ----------------------------------------------------------------------------------------


Credit quality indicators continued to improve during the quarter. Non-accrual loans declined by almost 3% and classified loans dropped by over 20%. The continued intensified loan collection efforts during the quarter are reflected not only in the reduction in non-accrual and classified asset loan totals, but also in the negotiated settlements reached with certain borrowers which resulted in a reduction of almost $11 million in classified loan totals with only $2 million of the reduction resulting from net-charge-offs. At quarter-end, Rurban's loan loss reserve to outstanding loans was 3.06% compared with 3.58% at year-end 2003.

We believe we are in full compliance with the Written Agreement entered into in July 2002. We continue to work on the issues that we believe will provide the Regulators the basis for releasing Rurban from that Agreement. Rurban must be released from this Agreement before we are able to resume dividends. Management does not make any projections of the release date.

Joyce commented, "We continue to be cautiously optimistic concerning the direction and momentum of our financial and credit quality performance for the remainder of the year. The degree of intensity of our overall progress will continue to be influenced by the general economic conditions existing as we move through 2004. We are committed to successfully achieving our goals."



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ABOUT RURBAN FINANCIAL CORP.

Rurban Financial Corp. is a publicly held bank holding company based in Defiance, Ohio and is located on the Internet at http://www.rurbanfinancial.net. Rurban's common stock is quoted on the Nasdaq National Market System under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 4,567,296 shares outstanding.

Rurban's wholly owned subsidiaries are The State Bank and Trust Company, Reliance Financial Services, N.A., Rurbanc Data Services, Inc. (RDSI) and RFC Banking Company, loan subsidiary (RFCBC). The bank offers a full range of financial services through their offices in Defiance, Paulding and Fulton Counties. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Mid-West. RDSI provides data processing services to community banks in Ohio, Michigan, Indiana and Missouri.

FORWARD-LOOKING STATEMENTS

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking, insurance and mortgage industries, competitive factors specific to markets in which Rurban and its subsidiaries operate, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Rurban undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Rurban or any person acting on our behalf are qualified by these cautionary statements.